EDWARD JONES MONEY MARKET FUND

AMENDMENT #8

to the

AMENDED AND RESTATED DECLARATION OF TRUST

The undersigned, being all of the Trustees of Edward Jones Money Market Fund (the “Trust”), an open-end investment management company established under the laws of the Commonwealth of Massachusetts, and being authorized by Article XII, Section 7 of the Trust’s Amended and Restated Declaration of Trust (the “Declaration of Trust”) to effect this amendment, do hereby amend, effective upon the signing of this instrument, the Declaration of Trust as follows:

Article VIII, Section 2 is hereby amended and restated in its entirety as follows:

Section 2. MEETINGS. A Shareholders’ meeting shall be held at a physical location, including the principal office of the Trust and at a location within or without the Commonwealth of Massachusetts, or may be held solely by means of remote communication, or both at a physical location and by means of remote communication, in each case as the Trustees or the officers of the Trust may designate. Special meetings of the Shareholders may be called by the Trustees or the Chief Executive Officer of the Trust and shall be called by the Trustees upon the written request of Shareholders owning at least one-tenth of the outstanding Shares of all Series or Classes entitled to vote. Shareholders shall be entitled to at least fifteen days’ notice of any meeting.

This Amendment may be executed in a number of counterparts, all of which shall be deemed one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, being all of the Trustees of the Trust, have executed this Amendment as of this 23rd day of July, 2021.

/s/ Lena Haas	/s/ David D. Sylvester
Lena Haas	David D. Sylvester

/s/ Maureen Leary-Jago	/s/ Timothy Jacoby
Maureen Leary-Jago	Timothy Jacoby

Signature Page

Amendment #8 to Amended and Restated Declaration of Trust